Exhibit 1.1

EXCEL TRUST, INC.

$100,000,000 OF COMMON STOCK

CONTROLLED EQUITY OFFERINGSM

AMENDED AND RESTATED SALES AGREEMENT

May 2, 2013

BARCLAYS CAPITAL INC.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

EXCEL TRUST, INC., a Maryland corporation (the “Company”), and EXCEL TRUST, L.P., a Delaware limited partnership (the “Partnership”), confirm their respective agreements with BARCLAYS CAPITAL INC. (“Barclays”) as follows:

1. Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Barclays, acting as agent and/or principal, shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $100,000,000 (the “Shares”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and Barclays shall have no obligation in connection with such compliance. The issuance and sale of Shares through Barclays will be effected pursuant to the Registration Statement (as defined below) filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Company to issue the Shares.

This Agreement amends and restates in its entirety that certain sales agreement, dated March 9, 2012, by and between the Company, the Partnership and Barclays (the “Original Agreement”), which contemplated the issuance and sale of shares of Common Stock having an aggregate offering price of up to $50,000,000 pursuant to the Original Agreement, or through or to Cantor Fitzgerald & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (the “Alternative Agents”) pursuant to sales agreements, dated as of March 9, 2012 (the “Original Alternative Agreements”).

The Company and the Partnership have also entered into amended and restated sales agreements (the “Other Sales Agreements”) of even date herewith with each of the Alternative Agents for the issuance and sale from time to time to or through the Alternative Agents of the Shares on the terms set forth in the Other Sales Agreements. Barclays and the Alternative Agents are collectively referred to herein as the “Agents.” This Agreement and the Other Sales Agreements are collectively referred to herein as the “Sales Agreements.” The aggregate gross sales price of the Shares that may be sold pursuant to the Sales Agreements shall not exceed $100,000,000.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission a registration statement on Form S-3 (File No. 333-187871), as amended, including a base prospectus dated May 2, 2013, relating to certain securities, including the Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a prospectus supplement specifically relating to the Shares (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Company has furnished to Barclays, for use by Barclays, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Shares. Except where the context otherwise requires, such registration statement, on each date and time that such registration statement and any post-effective amendment thereto became or becomes effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act and deemed to be a part of such registration statement pursuant to Rule 430B or 462(b) of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, together with any “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act Regulations (“Rule 433”), relating to the Shares that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i), in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) (an “Issuer Free Writing Prospectus”), is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to either the Electronic Data Gathering Analysis and Retrieval System or Interactive Data Electronic Applications (collectively, “IDEA”).

2. Placements. Each time that the Company wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify Barclays by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one Trading Day (as defined in Section 3) and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such schedule), and shall be addressed to each of the individuals from Barclays set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by Barclays unless and until (i) in accordance with the notice requirements set forth in Section 4, Barclays declines to accept the terms contained therein for any reason, in its sole discretion,

(ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) the Agreement has been terminated under the provisions of Section 11. The amount of any discount, commission or other compensation to be paid by the Company to Barclays in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3. It is expressly acknowledged and agreed that neither the Company nor Barclays will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to Barclays and Barclays does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3. Sale of Placement Shares by Barclays. Subject to the terms and conditions herein set forth, upon the Company’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, Barclays, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the New York Stock Exchange (the “NYSE”) to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. Barclays will provide written confirmation to the Company (including by email correspondence to each of the individuals of the Company set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) no later than the opening of the Trading Day immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to Barclays pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by Barclays (as set forth in Section 5(a)) from the gross proceeds that it receives from such sales. Unless otherwise set forth in a Placement Notice, Barclays may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NYSE, on any other existing trading market for the Common Stock or to or through a market maker. After consultation with the Company and subject to the terms of the Placement Notice, Barclays may also sell Placement Shares in privately negotiated transactions. The Company acknowledges and agrees that (i) there can be no assurance that Barclays will be successful in selling Placement Shares, and (ii) Barclays will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by Barclays to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which the Company’s Common Stock is purchased and sold on the principal market on which the Common Stock is listed or quoted.

4. Suspension of Sales. The Company or Barclays may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2 hereto, as such schedule may be amended from time to time.

5. Settlement.

(a) Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by Barclays at which such Placement Shares were sold, after deduction for (i) Barclays’ commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to Barclays hereunder pursuant to Section 7(g) hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(b) Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting Barclays’ or its designee’s account (provided Barclays shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form. On each Settlement Date, Barclays will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, that in addition to and in no way limiting the rights and obligations set forth in Section 9(a) hereto, it will (i) hold Barclays harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to Barclays any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

(c) The Company agrees that any offer to sell Shares, any solicitation of an offer to buy Shares, or any sales of Shares shall only be effected by or through only one of the Agents on any single given day and the Company shall in no event request that more than one Agent offer or sell Shares on the same day.

(d) Notwithstanding any other provision of this Agreement, the Company shall not request the offer or sale of any Shares by or through the Agent and, by notice to the Agent given by telephone (confirmed promptly by telecopy or email), shall cancel any instructions for the offer or sale of any Shares, and the Agent shall not be obligated to offer or sell any Shares, except as provided in Section 5(e) below, at any time from and including the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files (a “Filing Time”) a quarterly report on Form 10-Q or an annual report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.

(e) If the Company wishes to offer, sell or deliver Shares by or through the Agent at any time during the period from and including an Announcement Date through and including the time that is 24 hours after the corresponding Filing Time, the Company shall (i) prepare and deliver to the Agent (with a copy to counsel for the Agent) a Current Report on Form 8-K which shall include substantially the same financial and related information as was set forth in the relevant Earnings Announcement (other than any earnings projections, similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), in form and substance reasonably satisfactory to the Agent, (ii) provide the Agent with the officer’s certificate, accountants’ letter and opinions and letters of counsel called for by Sections 7(m), 7(n) and 7(o) hereof, (iii) afford the Agent the opportunity to conduct a due diligence review in accordance with Section 7(k) hereof, and (iv) file such Earnings 8-K with the Commission, then the provisions of Section 5(d) shall not be applicable for the period from and after the time at which the foregoing conditions shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be. For purposes of clarity, the parties hereto agree that the delivery of any officer’s certificate, accountants’ letter and opinions and letters of counsel pursuant to this Section 5(e) shall not relieve the Company from any of its obligations under this Agreement with respect to any quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, including, without limitation, the obligation to deliver officer’s certificates, accountants’ letters and legal opinions and letters as provided in Sections 7(m), 7(n) and 7(o) hereof.

(f) If the Company believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Shares, it shall promptly notify the Agent, and sales of Shares under the Sales Agreements and any Placement Notice shall be suspended until that or other exemptive provisions have been satisfied in the judgment of the Company and the Agent.

6. Representations and Warranties of the Company and the Partnership. The Company and the Partnership, jointly and severally, represent and warrant to, and agree with, Barclays that as of the date of this Agreement and as of each Representation Date (as defined in Section 7(m) below) on which a certificate is required to be delivered pursuant to Section 7(m) of this Agreement, and as of the time of each sale of any Shares pursuant to this Agreement (each, an “Applicable Time”), as the case may be:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company and the Partnership, threatened by the Commission. The Company satisfies all conditions and requirements for filing the Registration Statement on Form S-3 under the Securities Act and the applicable rules and regulations of the Commission thereunder as set forth in the Commission’s Form S-3.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement at each respective time the Registration Statement became effective, at each deemed effective date with respect to Barclays pursuant to Rule 430B(f)(2) of the Securities Act and as of each Settlement Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement, at each respective time the Registration Statement became effective, at each deemed effective date with respect to Barclays pursuant to Rule 430B(f)(2) of the Securities Act, as of each Settlement Date, and as of the date hereof, and the Prospectus, when filed, complied and will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) each broadly available road show, if any, when considered together with the Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vi) as of its date, the date hereof, the Applicable Time, and each Settlement Date, the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement or the Prospectus based upon information relating to any Agent Content (as defined below).

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any Issuer Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each Issuer Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. The Company has not prepared, used or referred to, and will not, without Barclays’ prior consent, prepare, use or refer to, any Issuer Free Writing Prospectus in connection with a Placement.

(d) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, operate and lease its properties and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under the Sales Agreements, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and each of its subsidiaries, including the Partnership (each a “Subsidiary,” and together, the “Subsidiaries”), taken as a whole.

(e) The subsidiaries listed in Schedule 4 attached hereto are the only Subsidiaries of the Company. Each Subsidiary has been duly formed, is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized, and has the power and authority to own and to operate and lease its properties and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under the Sales Agreements, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole. The subsidiaries listed in Schedule 5 attached hereto are the only subsidiaries of the Company that constitute “significant subsidiaries” within the meaning of Rule 1-02(w) of Regulation S-X (the “Significant Subsidiaries”).

(f) Each of the Sales Agreements has been duly authorized, executed and delivered by the Company and the Partnership.

(g) The Company has an authorized capitalization as set forth in the Registration Statement and the Prospectus under “Capitalization” and the shares of capital stock of the Company outstanding prior to the issuance of the Shares have been duly and validly authorized and issued and are fully paid and non-assessable, and the authorized capital stock of the Company conforms in all material respects as to legal matters to the description thereof contained in each of the Registration Statement and the Prospectus.

(h) All of the issued and outstanding units of partnership interest in the Partnership (the “OP Units”) have been duly and validly authorized and issued and are fully paid and non-assessable. None of the OP Units were issued in violation of the preemptive or other similar rights of any security holder of the Partnership or any other person or entity. Except as set forth in the Registration Statement and the Prospectus, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for, OP Units or other ownership interests of the Partnership. All offers and sales of the OP Units prior to the date hereof were at all relevant times (and after the date hereof through each Settlement Date, will be) duly registered under the Securities Act or were exempt from the registration requirements of the Securities Act and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or blue sky laws.

(i) All of the issued and outstanding shares of capital stock or other ownership interests of each Subsidiary other than the Partnership have been duly and validly authorized and issued and are fully paid and non-assessable, and, except as otherwise set forth in the Registration Statement and the Prospectus, all outstanding shares of capital stock or other ownership interests of the Subsidiaries other than the Partnership are owned by the Company either directly or through subsidiaries that are wholly owned by the Partnership, free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind.

(j) Except as set forth in the Registration Statement and the Prospectus, there are no outstanding options, warrants, or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of the Company or any Subsidiary other than the Partnership.

(k) Each of Sales Agreements constitutes a legally valid and binding obligation of each of the Company and the Partnership, enforceable against each of the Company and the Partnership in accordance with its terms, except to the extent that such enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

(l) The Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 31, 2012, as amended (the “Partnership Agreement”), has been duly and validly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms.

(m) The Shares have been duly authorized and, when issued and delivered in accordance with the terms of the applicable Sales Agreements, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

(n) No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Company, from making any other distribution on such Subsidiary’s capital stock or equity interests, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except pursuant to the terms of any indebtedness set forth in or contemplated in the Registration Statement and the Prospectus.

(o) The execution and delivery by the Company and the Partnership of, and the performance by the Company and the Partnership of their respective obligations under, the Sales Agreements will not contravene any provision of applicable law or the organizational documents of the Company or any Subsidiary or any agreement or other instrument binding upon the Company or any Subsidiary that is material to the Company and the Subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any Subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company and the Partnership of their respective obligations under the Sales Agreements, except such as may be required by the securities or blue sky laws of the various states in connection with the offer and sale of the Shares and except for any such consents, approvals, authorizations, orders or qualifications, the absence of which would not singly or in the aggregate have a material adverse effect on the Company and the Partnership, taken as a whole, or a material adverse effect on the power or ability of the Company and the Partnership to perform their respective obligations under the Sales Agreements.

(p) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and the Subsidiaries, taken as a whole, from that set forth in the Registration Statement and the Prospectus.

(q) There are no legal or governmental proceedings pending or, to the knowledge of the Company and the Partnership, threatened to which the Company or any of the Subsidiaries is a party or to which any of the properties of the Company or any Subsidiary is subject (i) other than proceedings accurately described in all material respects in the Registration Statement and the Prospectus and proceedings that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, or a material adverse effect on the power or ability of the Company to perform its obligations under the Sales Agreements or to consummate the transactions contemplated by the Registration Statement and the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(r) Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(s) Each of the Company and the Subsidiaries is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(t) The Company and the Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(u) In the ordinary course of their business, the Company and each of the Subsidiaries conduct periodic reviews of the effect of the Environmental Laws on their respective businesses, operations and properties, in the course of which they identify and evaluate associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with the Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(v) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) and there are no notices of potential liability or claims pending or, to the knowledge of the Company and the Partnership, threatened against the Company or any of the Subsidiaries or any of their respective properties concerning Environmental Laws, which would, singly or in the aggregate, have a material adverse effect on the Company and the Subsidiaries, taken as a whole; neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company and the Partnership, any other person has contaminated or caused conditions that threaten to contaminate any of the properties with Hazardous Materials (as hereinafter defined); none of the properties is included on or, to the knowledge of the Company and the Partnership, is proposed for inclusion on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., or any similar list or inventory of contaminated properties. As used herein, “Hazardous Material” shall mean any hazardous material, hazardous waste, hazardous substance, hazardous constituent, toxic substance, pollutant, contaminant, asbestos, petroleum, petroleum waste, radioactive material, biohazardous material, explosive or any other material, the presence of which in the environment is prohibited, regulated, or serves as the basis of liability, as defined, listed, or regulated by any applicable federal, state, or local environmental law, ordinance, rule, or regulation.

(w) Except for (i) the Registration Rights Agreement, dated as of May 4, 2010, by and among the Company, the Partnership and the persons named therein and (ii) the Registration Rights Agreement, dated as of January 28, 2011, by and among the Company, Stifel, Nicolaus & Company, Incorporated and Raymond James & Associates, Inc., there are no contracts, agreements or understandings between the Company or the Partnership and any person granting such person the right to require the Company or the Partnership to file a registration statement under the Securities Act with respect to any securities of the Company or the Partnership or to require the Company or the Partnership to include such securities with the Shares registered pursuant to the Registration Statement.

(x) None of the Company or the Subsidiaries has sold or issued, or offered or agreed to sell or issue, any securities that would be integrated with the offering of the Shares contemplated by the Sales Agreements pursuant to the Securities Act, the rules and regulations promulgated thereunder or the interpretations thereof by the Commission.

(y) Neither the Company nor any of the Subsidiaries, nor any director, officer, employee, or affiliate, nor, to the Company’s knowledge, any agent or representative acting on behalf of the Company or any of the Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); and the Company and the Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to promote and achieve compliance with the FCPA and the representation and warranty contained herein.

(z) The operations of the Company and the Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company and the Partnership, threatened.

(aa) (1) Each of the Company and the Partnership represents that none of the Company, the Partnership or any Subsidiary, nor, to the knowledge of the Company and the Partnership, any director, officer, employee, agent, affiliate or representative acting on behalf of the Company and the Partnership, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”); or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(2) Each of the Company and the Partnership represents and covenants that it will not, directly or indirectly, and will not permit any other Subsidiary to, use the proceeds of the offering of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(3) Each of the Company and the Partnership represents and covenants that for the past five years it has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(bb) Subsequent to the respective dates as of which information is given in each of the Registration Statement and the Prospectus and prior to each Settlement Date, (i) the Company and the Subsidiaries have not incurred or agreed to incur any material liability or obligation, direct or contingent, nor entered into any material transaction, (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends, and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and the Subsidiaries, except in each case as described in each of the Registration Statement and the Prospectus, respectively.

(cc) The Company and the Subsidiaries have good and marketable title in fee simple to all of the properties and good and marketable title to all personal property owned by them which are material to the business of the Company and the Subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as are described in the Registration Statement and the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries; and any real property and buildings held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries, in each case, except as described in the Registration Statement and the Prospectus.

(dd) Neither the Company nor any Subsidiary knows of any violation of any municipal, state or federal law, rule or regulation concerning any real property owned in fee simple by or under contract to be acquired by the Company or the Subsidiaries as of the date of this Agreement or any part thereof that would have a material adverse effect on the Company and the Subsidiaries, taken as a whole; the Company has disclosed in the Registration Statement and the Prospectus with an adequate amount of detail all options and rights of first refusal to purchase all or part of any property or any interest therein; each of the properties complies with all applicable zoning laws, ordinances, regulations and deed restrictions or other covenants in all material respects and, if and to the extent there is a failure to comply, such failure does not materially impair the value of any of the properties and will not result in a forfeiture or reversion of title; neither the Company nor any Subsidiary has received from any governmental authority any written notice of any condemnation of or zoning change affecting the properties or any part thereof, and neither the Company nor any Subsidiary knows of any such condemnation or zoning change which is threatened, and, in each case, which if consummated would have a material adverse effect on the Company and each of the Subsidiaries, taken as a whole; all liens, charges, encumbrances, claims, or restrictions on or affecting the properties and assets of the Company and any of the Subsidiaries that are required to be described in the Registration Statement or the Prospectus are disclosed therein.

(ee) Except as (i) disclosed in the Registration Statement and the Prospectus, or (ii) would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, to the Company’s knowledge, no lessee of any portion of any of the properties of the Company and the Subsidiaries is in default under any of the leases governing such properties and there is no event which, but for the passage of time or the giving of notice or both, would constitute a default under any of such leases.

(ff) Except as disclosed in the Registration Statement and the Prospectus, the mortgages encumbering the properties of the Company and the Subsidiaries are not and will not be: (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such property or in the Company or any Subsidiary, (ii) cross-defaulted to any indebtedness other than indebtedness of the Company or any of the Subsidiaries, or (iii) cross-collateralized to any property or assets not owned directly or indirectly by the Company or any of the Subsidiaries.

(gg) To the knowledge of the Company, water, stormwater, sanitary sewer, electricity and telephone service are all available at the property lines of each property over duly dedicated streets or perpetual easements of record benefiting the applicable property.

(hh) There are no contracts, letters of intent, term sheets, agreements, arrangements or understandings with respect to the direct or indirect acquisition or disposition by the Company or the Partnership of interests in assets or real property that is required to be described in the Registration Statement or the Prospectus that is not already so described.

(ii) Except as disclosed in the Registration Statement or the Prospectus or otherwise disclosed to Barclays, neither the Company nor any Subsidiary has sent, received or otherwise become aware of any communication regarding termination of, or intent not to renew, any of the contracts or agreements with any “major tenant” identified as such in the Company’s most recent quarterly report on Form 10-Q or annual report on Form 10-K, including any such contract or agreement filed as an exhibit to the Registration Statement or in the filings made by the Company under the Exchange Act that would be incorporated by reference in the Registration Statement or the Prospectus, and no such termination or non-renewal has been threatened by the Company or any Subsidiary or, to the knowledge of the Company, any other party to any such contract or agreement.

(jj) The Company and the Subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, and neither the Company nor any Subsidiary has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

(kk) No material labor dispute with the employees of the Company and the Subsidiaries exists, except as described in the Registration Statement and the Prospectus, or, to the knowledge of the Company and the Subsidiaries, is imminent.

(ll) The Company and the Subsidiaries, taken as a whole, are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; the Company and the Subsidiaries, taken as a whole, have not been refused any insurance coverage sought or applied for; and the Company and the Subsidiaries, taken as a whole, have no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their businesses at a cost that would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, except as described in the Registration Statement and the Prospectus.

(mm) The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as described in the Registration Statement and the Prospectus, except as would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company and the Subsidiaries, taken as a whole, except as described in the Registration Statement and the Prospectus.

(nn) The combined financial statements included in, or incorporated by reference into, the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and the Subsidiaries, or any predecessor entity thereto, as applicable, at the dates indicated, and the combined results of operations, owners’ equity and cash flows of the Company and the Subsidiaries, or any predecessor entity thereto, as applicable, for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) as applied in the United States and on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto; said financial statements have been prepared on a consistent basis with the books and records of the Company and the Subsidiaries, or any predecessor entity thereto, as applicable. The supporting schedules included in, or incorporated by reference into, the Registration Statement and the Prospectus present fairly in accordance with GAAP the information required to be stated therein. The summary financial data set forth under the caption “Capitalization” in the Registration Statement and the Prospectus fairly present, on the basis stated in the Registration Statement and the Prospectus, the information included therein. The unaudited pro forma condensed combined financial statements and the related notes thereto included in, or incorporated by reference into, the Registration Statement and the Prospectus have been prepared in accordance in all material respects with the applicable requirements of Regulation S-X under the Securities Act, and, in the opinion of the Company, the assumptions used in the preparation thereof are reasonable and provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, and the related adjustments used therein give appropriate effect to the transactions and circumstances referred to therein and the pro forma columns therein reflect the proper application of these adjustments to the corresponding historical financial statement amounts. Other than the historical and pro forma financial statements (and schedules) included in, or incorporated by reference into, the Registration Statement and the Prospectus, no other historical or pro forma financial statements (or schedules) are required by the Securities Act to be included therein.

(oo) The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement is accurate in all material respects. Except as described in the Registration Statement and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated), and (ii) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(pp) The Company has made a timely election to be subject to tax as a real estate investment trust (a “REIT”) pursuant to Section 856 through 860 of the Code for its taxable year ended December 31, 2010, and commencing with such taxable year, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s present and proposed method of operation as set for in each of the Registration Statement and the Prospectus will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Company’s organization and proposed method of operation set forth in the Registration Statement and the Prospectus are true, complete and correct in all materials respects.

(qq) The Company and each of the Subsidiaries have filed on a timely basis all material federal, state, local and foreign tax returns required to be filed through the date hereof or have properly requested extensions thereof, and all such tax returns are true, correct and complete in all material respects, and have paid all material taxes required to be paid, including any tax assessment, fine or penalty levied against the Company or any of the Subsidiaries, and, except as otherwise disclosed in the Registration Statement and the Prospectus, no material tax deficiency has been asserted against any such entity, nor does any such entity know of any tax deficiency which is likely to be asserted against any such entity, which, singly or in the aggregate, if determined adversely to any such entity, could reasonably be expected to have a material adverse effect on the Company and the Subsidiaries, taken as a whole; all material tax liabilities are adequately provided for on the respective books of such entities.

(rr) Except as described in the Registration Statement and the Prospectus, the Company has not sold, issued or distributed any shares of Common Stock during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(ss) Since April 28, 2010, the Company has timely filed all documents required to be filed by it under the Exchange Act.

(tt) Deloitte & Touche, LLP, who have certified certain financial statements of the Company and the Subsidiaries, or any predecessor entity thereto, and certain properties acquired by the Company, are an independent registered public accounting firm with respect to the Company as required by the Securities Act.

(uu) The Company and its directors and officers, in their respective capacities as such, are in compliance with all presently applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder.

(vv) The interactive data in eXtensbile Business Reporting Language that have been filed with the Commission in connection with the documents incorporated by reference in the Registration Statement and the Prospectus fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

The Company acknowledges that Barclays and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to the Agents, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

7. Covenants of the Company and the Partnership. The Company and the Partnership, jointly and severally, covenant and agree with Barclays that:

(a) Registration Statement Amendments. After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by Barclays under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Company will notify Barclays promptly, and confirm the notice in writing, of the time (A) when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed, (B) of the receipt of any comment letter from the Commission, (C) of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information or (D) when the Company becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Shares, (ii) the Company will prepare and file with the Commission, promptly upon Barclays’ request, any amendments or supplements to the Registration Statement or Prospectus that, in Barclays’ reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by Barclays (provided, however, that the failure of Barclays to make such request shall not relieve the Company of any obligation or liability hereunder, or affect Barclays’ right to rely on the representations and warranties made by the

Company in this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the offering and sale of Placement Shares under the Sales Agreements unless a copy thereof has been submitted to Barclays within a reasonable period of time before the filing and Barclays has not reasonably objected thereto (provided, however, that the failure of Barclays to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect Barclays’ right to rely on the representations and warranties made by the Company in this Agreement) and the Company will furnish to Barclays at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via IDEA; and (iv) the Company will effect the filings required under Rule 424(b) of the Securities Act, including any amendments or supplements to the Prospectus, in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8) of the Securities Act, the determination to file or not file any amendment or supplement with the Commission under this Section 7(a), based on the Company’s reasonable opinion or reasonable objections, shall be made exclusively by the Company).

(b) Notice of Commission Stop Orders. The Company will advise Barclays, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain the lifting thereof if such a stop order should be issued.

(c) Delivery of Prospectus; Subsequent Changes. During any period in which a Prospectus relating to the Placement Shares is required to be delivered by Barclays under the Securities Act with respect to a pending sale of the Placement Shares, (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, so far as necessary to permit the continuance of the sale of the Placement Shares during such period in accordance with the provisions hereof and the Prospectus, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify Barclays, and confirm the notice in writing, to suspend the offering of Placement Shares during such period and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d) Listing of Placement Shares. During any period in which the Prospectus relating to the Placement Shares is required to be delivered by Barclays under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the Exchange and to qualify the Placement Shares for sale under the securities laws of such jurisdictions as Barclays reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation or dealer in securities or file a general consent to service of process in any jurisdiction.

(e) Delivery of Registration Statement and Prospectus. The Company will furnish to Barclays and its counsel (at the expense of the Company) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as Barclays may from time to time reasonably request and, at Barclays’ request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made; provided, however, that the Company shall not be required to furnish any document (other than the Prospectus) to Barclays to the extent such document is available on IDEA.

(f) Earnings Statement. The Company will timely file such reports pursuant to the Exchange Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to Barclays the benefits contemplated by, the last paragraph of Section 11(a) of the Securities Act.

(g) Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereunder, will pay the following expenses all incident to the performance of its obligations hereunder, including, but not limited to, expenses relating to (i) the preparation, printing, filing and delivery to Barclays of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto, and of the Sales Agreements and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Shares (but not including any opinion delivered pursuant to Section 7(o) of this Agreement), (ii) the preparation, issuance and delivery of the Placement Shares, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to Barclays, (iii) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) of this Agreement, including filing fees (provided, however, that any fees or disbursements of counsel for the Agents in connection therewith shall be paid by Barclays and/or the Alternative Agents (as applicable)), (iv) the printing and delivery to Barclays of copies of the Prospectus and any amendments or supplements thereto, and of the Sales Agreements, (v) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on the Exchange, (vi) the fees and expenses of any transfer agent or registrar for the Shares, and (vii) filing fees incident to, and fees and expenses, if any, in connection with, the review of the Commission or FINRA.

(h) Use of Proceeds. The Company will apply the Net Proceeds in accordance in all material respects with the statements under the caption “Use of Proceeds” in the Prospectus.

(i) Notice of Other Sales. During the pendency of any Placement Notice given hereunder, the Company shall provide Barclays notice, subject to Barclays’ agreement to keep the information in such notice confidential, as promptly as reasonably possible but no later than one Business Day (as defined below) before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any shares of Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided, that such notice shall not be required in connection with the (i) issuance, grant or sale of Common Stock, options to purchase shares of Common Stock or Common Stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Prospectus, (ii) the issuance of securities, including OP Units, in connection with an acquisition, merger or sale or purchase of assets or properties, (iii) the issuance or sale of Common Stock pursuant to any dividend reinvestment plan that the Company may adopt from time to time, provided the implementation of such is disclosed to Barclays in advance, (iv) the issuance of any shares of Common Stock upon the redemption of OP Units or (v) the issuance of any shares of Common Stock upon conversion of the Company’s 7.00% Series A Cumulative Convertible Perpetual Preferred Stock or 8.125% Series B Cumulative Redeemable Preferred Stock.

(j) Change of Circumstances. The Company will, at any time during a fiscal quarter in which the Company tenders a Placement Notice or sells Placement Shares, advise Barclays promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to Barclays pursuant to this Agreement.

(k) Due Diligence Cooperation. The Company will cooperate with any reasonable due diligence review conducted by Barclays or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior corporate officers, during regular business hours and at the Company’s principal offices, as Barclays may reasonably request.

(l) Required Filings Relating to Placement of Placement Shares. The Company agrees that it will (i) file and disclose in a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the Securities Act (each and every filing under Rule 424(b), a “Filing Date”) or (ii) disclose in its annual reports on Form 10-K and quarterly reports on Form 10-Q, as applicable, the number of Shares sold through Barclays under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to sales of Shares pursuant to this Agreement during the relevant period; the Company agrees to deliver such number of copies of each such prospectus supplement (if any) to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.

(m) Representation Dates; Certificate. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and each time the Company (i) files the Prospectus relating to the Placement Shares or amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(l) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of document(s) by reference to the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act; (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Financial Accounting Standards Board Accounting Standards Codification Subtopic 205-20) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”), the Company shall furnish Barclays and the Alternative Agents with a certificate, in the form attached hereto as Exhibit 7(m) within three (3) Trading Days of any Representation Date if requested by Barclays. The requirement to provide a certificate under this Section 7(m) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide Barclays and the Alternative Agents with a certificate under this Section 7(m), then before the Company delivers the Placement Notice or Barclays sells any Placement Shares, the Company shall provide Barclays and the Alternative Agents with a certificate, in the form attached hereto as Exhibit 7(m), dated the date of the Placement Notice.

(n) Opinions of Company Counsel, Maryland Counsel and General Counsel of the Company. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(m) for which no waiver is applicable, the Company shall cause to be furnished to Barclays and the Alternative Agents (i) the written opinions of Latham & Watkins LLP (“Company Counsel”), or other counsel reasonably satisfactory to the Agents, in form and substance reasonably satisfactory to the Agents and their counsel, dated the date that the opinions are required to be delivered, substantially similar to the forms attached hereto as Exhibit 7(n)(i) and Exhibit 7(n)(ii), (ii) a written opinion of Ballard Spahr LLP (“Maryland Counsel”), in form and substance reasonably satisfactory to the Agents and their counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit 7(n)(iii), and (iii) a written opinion of the General Counsel of the Company, in form and substance reasonably satisfactory to the Agents and their counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit 7(n)(iv), dated the date that the opinion is required to be delivered, each such opinion modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, counsel may furnish Barclays and the Alternative Agents with a letter to the effect that Barclays and the Alternative Agents may rely on a prior opinion delivered under this Section 7(n) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date). In rendering such opinions, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. In addition, Latham & Watkins LLP and Clifford Chance US LLP, in rendering such opinions, may rely on and assume the accuracy of an opinion of Ballard Spahr LLP, or other counsel reasonably satisfactory to the Agents, with respect to certain matters of Maryland law.

(o) Opinion of Counsel for the Agents. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(m) for which no waiver is applicable, Barclays and the Alternative Agents shall receive a written opinion of Clifford Chance US LLP, counsel for the Agents, or other counsel reasonably satisfactory to the Agents, in form and substance reasonably satisfactory to the Agents, dated the date that the opinion is required to be delivered, such opinion modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinion for subsequent Representation Dates, counsel for the Agents may furnish Barclays and the Alternative Agents with a letter to the effect that Barclays and the Alternative Agents may rely on a prior opinion delivered under this Section 7(o) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date). In rendering such opinion, counsel for the Agents may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. In addition, counsel for the Agents, in rendering such opinion, may rely on and assume the accuracy of an opinion of Ballard Spahr LLP, or other counsel reasonably satisfactory to the Agents, with respect to certain matters of Maryland law.

(p) Comfort Letter. On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(m) for which no waiver is applicable, the Company shall cause its independent accountants to furnish Barclays and the Alternative Agents letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, in form and substance reasonably satisfactory to the Agents, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with underwritten public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(q) Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, or purchase the Shares to be issued and sold pursuant to the applicable Sales Agreements, or pay anyone any compensation for soliciting purchases of the Shares other than Barclays or the Alternative Agents; provided, however, that the Company may bid for and purchase shares of its Common Stock in accordance with Rule 10b-18 under the Exchange Act.

(r) Insurance. The Company and its Subsidiaries will use its commercially reasonable efforts to maintain, or cause to be maintained, insurance of the types and with policies in such amounts and with such deductibles and covering such risks as are in the reasonable opinion of management prudent for their respective businesses.

(s) Compliance with Laws. The Company will comply in all material respects with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its commercially reasonable efforts to cause the Company’s directors and officers, in their capacities as such, to comply in all material respects with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(t) REIT Qualification. The Company will use its best efforts to meet the requirements to qualify as a REIT under the Code, unless the Company’s Board of Directors determines it is no longer in the stockholders’ best interests to do so.

(u) Investment Company Act. The Company will use its best efforts to conducts its affairs in such a manner so as to ensure that neither the Company nor any of its Subsidiaries will be required to register as an investment company under the Investment Company Act, except as otherwise determined by the Board of Directors of the Company to be in the best interests of stockholders.

(v) No Offer to Sell. Other than a free writing prospectus (as defined in Rule 405 under the Act) approved in advance by the Company and Barclays in its capacity as principal or agent hereunder, neither Barclays nor the Company or the Partnership (including its agents and representatives, other than Barclays in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405 under the Act), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy the Shares as contemplated to be sold pursuant to this Agreement.

(w) Undertakings. The Company will comply with all of the provisions of any undertakings in the Registration Statement.

8. Conditions to Barclays’ Obligations. The obligations of Barclays hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company and the Partnership herein, to the due performance by the Company and the Partnership of their obligations hereunder, to the completion by Barclays of a due diligence review satisfactory to Barclays in its reasonable judgment, and to the continuing satisfaction (or waiver by Barclays in its sole discretion) of the following additional conditions:

(a) Registration Statement Effective. The Registration Statement shall be effective and shall be available for (i) all sales of Placement Shares issued pursuant to all prior Placement Notices and (ii) the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b) No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of its Subsidiaries of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) No Misstatement or Material Omission. Barclays shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in Barclays’ reasonable opinion is material, or omits to state a fact that in Barclays’ opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d) Material Changes. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission and incorporated by reference in the Prospectus, there shall not have been any material adverse change, on a consolidated basis, in the authorized capital stock of the Company or any material adverse effect on the Company and the Subsidiaries, taken as a whole, or any development that could reasonably be expected to result in a material adverse effect on the Company and the Subsidiaries, taken as a whole, or any downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of Barclays (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e) Opinions of Company Counsel, Maryland Counsel and General Counsel of the Company. Barclays and the Alternative Agents shall have received the opinions of each of Company Counsel, Maryland Counsel and General Counsel of the Company required to be delivered pursuant to Section 7(n) on or before the date on which such delivery of such opinion is required pursuant to Section 7(n).

(f) Opinion of Counsel for the Agents. Barclays and the Alternative Agents shall have received the opinion of counsel for the Agents required to be delivered pursuant to Section 7(o) on or before the date on which such delivery of such opinion is required pursuant to Section 7(o).

(g) Comfort Letter. Barclays and the Alternative Agents shall have received the Comfort Letter required to be delivered pursuant to Section 7(p) on or before the date on which such delivery of such letter is required pursuant to Section 7(p).

(h) Representation Certificate. Barclays and the Alternative Agents shall have received the certificate required to be delivered pursuant to Section 7(m) on or before the date on which delivery of such certificate is required pursuant to Section 7(m).

(i) No Suspension. Trading in the Shares shall not have been suspended on the NYSE.

(j) Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(m), the Company shall have furnished to Barclays and the Alternative Agents such appropriate further information, certificates and documents as Barclays may have reasonably requested. All such opinions, certificates, letters and other documents shall have been in compliance with the provisions hereof. The Company shall have furnished Barclays and the Alternative Agents with such conformed copies of such opinions, certificates, letters and other documents as Barclays shall have reasonably requested.

(k) Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

(l) Approval for Listing. The Placement Shares shall either have been (i) approved for listing on the NYSE, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the NYSE at, or prior to, the issuance of any Placement Notice.

(m) No Termination Event. There shall not have occurred any event that would permit Barclays to terminate this Agreement pursuant to Section 11(a).

9. Indemnification and Contribution.

(a) Company Indemnification. The Company and the Partnership, jointly and severally, agree to indemnify and hold harmless Barclays, the directors, officers, partners, employees and agents of Barclays and each person, if any, who (i) controls Barclays within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with Barclays (a “Barclays Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which Barclays, or any such person, may become subject under the

Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any free writing prospectus or in any application or other document executed by or on behalf of the Company or based on written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Shares under the securities laws thereof or filed with the Commission, (y) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements in it not misleading or (z) any breach by any of the indemnifying parties of any of their respective representations, warranties and agreements contained in this Agreement; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Placement Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission made in reliance upon and in conformity with written information relating to Barclays and furnished to the Company by Barclays expressly for inclusion in any document as described in clause (x) of this Section 9(a) (the “Agent Content”). This indemnity agreement will be in addition to any liability that the Company might otherwise have.

(b) Barclays Indemnification. Barclays agrees to indemnify and hold harmless the Company, its directors, each officer of the Company that signed the Registration Statement, the Partnership and each person, if any, who (i) controls the Company or the Partnership within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company or the Partnership (a “Company Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Agent Content.

(c) Procedure. Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission to so notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company, the Partnership or Barclays, the Company, the Partnership and Barclays will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company or the Partnership from persons other than Barclays, such as persons who control the Company within the meaning of the Securities Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company, the Partnership and Barclays may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company and the Partnership, on the one hand, and Barclays, on the other. The relative benefits received by the Company and the Partnership, on the one hand, and Barclays, on the other, shall be deemed to be in the same proportion as the total Net Proceeds received by the Company from the sale of the Placement Shares (before deducting expenses) bear to the total compensation received by Barclays from the sale of Placement Shares on behalf of the Company. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company and the Partnership, on the one hand, and Barclays, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, the Partnership or Barclays, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Partnership and Barclays agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d) , any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof. Notwithstanding the foregoing provisions of this Section 9(d), Barclays shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of Barclays, will have the same rights to contribution as that party, and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

10. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of Barclays, any controlling persons, or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11. Termination.

(a) Barclays shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any material adverse effect on the Company and the Subsidiaries, taken as a whole, or any development that has actually occurred and that would reasonably be expected to result in a material adverse effect on the Company and the Subsidiaries, taken as a whole, has occurred that, in the reasonable judgment of Barclays, may materially impair the ability of Barclays to sell the Placement Shares hereunder, (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder; provided, however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 7(m), 7(n), or 7(o), Barclays’ right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; or (iii) any other condition of Barclays’ obligations hereunder is not fulfilled, or (iv), any suspension or limitation of trading in the Placement Shares or in securities generally on the NYSE shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination. If Barclays elects to terminate this Agreement as provided in this Section 11(a), Barclays shall provide the required notice as specified in Section 12.

(b) The Company and the Partnership shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in their sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party, except that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c) Barclays shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d) Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through Barclays on the terms and subject to the conditions set forth herein; provided, that the provisions of Section 7(g), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(e) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(g), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.

(f) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by Barclays or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such termination shall not become effective until the close of business on such Settlement Date, with Placement Shares settling in accordance with the provisions of this Agreement.

12. Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to Barclays, shall be delivered to Barclays at Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: (646) 834-8133), with a copy, in the case of any notice pursuant to the section on “ Procedure,” to the Director of Litigation, Office of the General Counsel, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, with copy to: Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, fax no. (212) 878-8375, Attention: Andrew S. Epstein, Esq.; or if sent to the Company or the Partnership, shall be delivered to Excel Trust, Inc., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128, fax no. (858) 487-9890, Attention: General Counsel, with a copy to Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130, fax no.(858) 523-5450 Attention: Craig M. Garner, Esq. Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day, or, if such day is not a Business Day on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the NYSE and commercial banks in the City of New York are open for business.

13. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, the Partnership and Barclays and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that Barclays may assign its rights and obligations hereunder to an affiliate of Barclays without obtaining the Company’s consent.

14. Adjustments for Stock Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Shares.

15. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company, the Partnership and Barclays. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

16. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws other than Section 5-1401 of the General Obligations Law. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17. Waiver of Jury Trial. The Company, the Partnership and Barclays each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

18. Absence of Fiduciary Relationship. The Company and the Partnership, jointly and severally, acknowledge and agree that:

(a) Barclays has been retained solely to act as sales agent in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Company, the Partnership and Barclays has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether Barclays has advised or is advising the Company or the Partnership on other matters;

(b) each of the Company and the Partnership is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) each of the Company and the Partnership has been advised that Barclays and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Partnership and that Barclays has no obligation to disclose such interests and transactions to the Company or the Partnership by virtue of any fiduciary, advisory or agency relationship; and

(d) each of the Company and the Partnership waives, to the fullest extent permitted by law, any claims it may have against Barclays, for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Barclays shall have no liability (whether direct or indirect) to the Company or the Partnership in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Partnership, including stockholders, partners, employees or creditors of the Company or the Partnership.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

[Signature Page Follows.]

If the foregoing correctly sets forth the understanding among the Company, the Partnership and Barclays Capital Inc., please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement among the Company, the Partnership and Barclays Capital Inc.

Very truly yours,

EXCEL TRUST, INC.

By:	/s/ Spencer G. Plumb
Name: Spencer G. Plumb
Title: President and Chief Operating Officer

EXCEL TRUST, L.P.

By	Excel Trust, Inc., its general partner

By:	/s/ Spencer G. Plumb
Name: Spencer G. Plumb
Title: President and Chief Operating Officer

[Signature Page to the Sales Agreement]

ACCEPTED as of the date
first-above written:

BARCLAYS CAPITAL INC.

By:	/s/ Victoria Hale
Name:	Victoria Hale
Title:	Vice President

[Signature Page to the Sales Agreement]

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:	[ ]

Cc:	[ ]

To:	[ ]

Subject:	Controlled Equity Offering—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Amended and Restated Controlled Equity OfferingSM Sales Agreement among Excel Trust, Inc. (the “Company”), Excel Trust, L.P., and Barclays Capital Inc. (“Barclays”) dated May 2, 2013 (the “Agreement”), I hereby request on behalf of the Company that Barclays sell up to [            ] shares of the Company’s common stock, par value $0.01 per share, at a minimum market price of $            per share until [date]*.

*	The Company shall add additional parameters, such as the bracketed text above regarding a termination date, to the Placement Notice as it may deem necessary at any time.

SCHEDULE 1

SCHEDULE 2

BARCLAYS CAPITAL INC.

Scott Skidmore	scott.skidmore@barcap.com

Scott Kinloch	scott.kinloch@barcap.com

Nicholas Cunningham	nicholas.cunningham@barclayscapital.com

Daniel Polsky	daniel.polsky@barclayscapital.com

EXCEL TRUST, INC.

Gary B. Sabin	gs@exceltrust.com

Spencer G. Plumb	sp@exceltrust.com

James Y. Nakagawa	jn@exceltrust.com

S. Eric Ottesen	eo@exceltrust.com

SCHEDULE 2

SCHEDULE 3

Compensation

Barclays shall be paid compensation up to 2.0% of the gross proceeds from the sales of Shares pursuant to the terms of this Agreement.

SCHEDULE 3

SCHEDULE 4

Subsidiaries

Excel Anthem LLC, a Delaware limited liability company

Excel Bay Hill LLC, a Delaware limited liability company

Excel Beckley LLC, a Delaware limited liability company

Excel Brandywine LLC, a Delaware limited liability company

Excel Centre Partners, LLC, a California limited liability company

Excel Decatur LLC, a Delaware limited liability company

Excel Dellagio LLC, a Delaware limited liability company

Excel Dothan LLC, a Delaware limited liability company

Excel East Chase LLC, a Delaware limited liability company

Excel Foxwood LLC, a Delaware limited liability company

Excel Gilroy LLC, a Delaware limited liability company

Excel GIV La Costa Owner LLC, a Delaware limited liability company

Excel Hulen LLC, a Delaware limited liability company

Excel La Costa LLC, a Delaware limited liability company

Excel Lake Burden LLC, a Delaware limited liability company

Excel Lake Pleasant LLC, a Delaware limited liability company

Excel Maguire I LLC, a Delaware limited liability company

Excel Maguire II LLC, a Delaware limited liability company

Excel Milledgeville LLC, a Delaware limited liability company

Excel Missoula LLC, a Delaware limited liability company

Excel Newport LLC, a Delaware limited liability company

Excel North Corbin LLC, a Delaware limited liability company

Excel Odessa LLC, a Delaware limited liability company

Excel Pavilion Crossings LLC, a Delaware limited liability company

Excel Princeton LLC, a Delaware limited liability company

Excel Promenade LLC, a Delaware limited liability company

Excel Promenade Office LLC, a Delaware limited liability company

Excel Red Boulder LLC, a Delaware limited liability company

Excel Rockwall LLC, a Delaware limited liability company

Excel Rosewick LLC, a Delaware limited liability company

Excel San Marcos LLC, a Delaware limited liability company

Excel Shippensburg LLC, a Delaware limited liability company

Excel South Corbin LLC, a Delaware limited liability company

Excel Spring Hill LLC, a Delaware limited liability company

Excel St. Marys LLC, a Delaware limited liability company

Excel Stockton LLC, a Delaware limited liability company

Excel Trust, L.P., a Delaware limited partnership

Excel TRS Inc., a Delaware corporation

Excel Twin Oaks LLC, a Delaware limited liability company

Excel Vestavia, LLC, a Delaware limited liability company

Excel WBV III LLC, a Delaware limited liability company

Excel WBV V LLC, a Delaware limited liability company

Five Forks GS, LLC, a Delaware limited liability company

Vestavia Outparcel Holdings, LLC, an Alabama limited liability company

SCHEDULE 4

SCHEDULE 5

Significant Subsidiaries

Excel Anthem, LLC, a Delaware limited liability company

Excel Brandywine LLC, a Delaware limited liability company

Excel East Chase, a Delaware limited liability company

Excel Promenade LLC, a Delaware limited liability company

Excel Rockwall LLC, a Delaware limited liability company

Excel Rosewick LLC, a Delaware limited liability company

Excel Spring Hill LLC, a Delaware limited liability company

Excel Stockton LLC, a Delaware limited liability company

Excel Trust, L.P., a Delaware limited partnership

Excel Vestavia, LLC, a Delaware limited liability company

Excel WBV III LLC, a Delaware limited liability company

Excel WBV V LLC, a Delaware limited liability company

SCHEDULE 5